EX. 99.1

RE:  NN, Inc.
                                2000 Waters Edge Drive
                                                                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
November 1, 2011

NN REPORTS RECORD THIRD QUARTER AND NINE MONTHS RESULTS

•	Third quarter revenues rose 11% for the quarter and 22% for first nine months over prior year
•
Net income from normal operations for the third quarter and nine months ended September 30, 2011 was $3.3 million and $15.0 million, respectively, as compared to $2.8 million and $8.5 million for the same periods in 2010

•	Company revises full year revenue guidance from $435 million - $440 million to $425 million - $430 million due to economic uncertainty and strengthening dollar

Johnson City, Tenn, November 1, 2011 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter and nine months ended September 30, 2011.  Net sales for the third quarter of 2011 were $101.1 million, an increase of $10.1 million or 11.2%, compared to net sales of $91.0 million for the third quarter of 2010.  Approximately $2.0 million, or 20% of the increase, was due to increased sales volume at our Precision Metals segment and increased demand at the U.S. and China operations of the Metal Bearings segment, offset by decreased demand at European operations of our Metal Bearings segment.  Foreign currency translation had a positive impact on net sales of $3.9 million.  Raw material pass through and price increases accounted for an additional $4.2 million of the increase.

Reported net income for the current quarter of $4.7 million, or $0.28 per diluted share included approximately $1.4 million net of tax non-operating foreign currency exchange gains on intercompany loans.  Excluding this gain, net income from normal operations was $3.3 million, or $0.20 per diluted share.  Reported net loss for the third quarter of 2010 of $1.0 million, or $(0.06) per diluted share included $2.5 million net of tax non-operating costs related to plant closing and restructuring costs, and $1.3 million net of tax foreign currency exchange losses on intercompany loans.  Excluding these charges, the Company generated net income from normal operations in the third quarter of 2010 of $2.8 million, or $0.17 per diluted share.

Net sales for the first nine months of 2011 were $328.4 million, an increase of $59.3 million, or 22.1% compared to net sales of $269.0 million for the first nine months of 2010.  Approximately $33.8 million of the increase was attributable to the recovering demand for NN’s products, particularly in industrial and automotive end markets and the addition of new sales programs at Whirlaway.  Price increases and the positive effect of raw material pass through accounted for another $15.1 million and the positive effect of foreign currency translation accounted for the remaining $10.4 million of the increase.

Reported net income for the first nine months of 2011 of $16.0 million, or $0.95 per diluted share included the net of tax benefit of $0.8 million in restructuring gains and $0.2 million in foreign currency exchange gains on intercompany loans.  Excluding these gains, the Company generated $15.0 million, or $0.88 per diluted share in net income from normal operations for the first nine months of 2011.  Reported net income for the first nine months of 2010 of $4.3 million, or $0.26 per diluted share, included $4.1 million net of tax of non-operating charges comprised of $1.0 million in foreign currency exchange gains on intercompany loans, $4.7 million of plant closing and restructuring charges and $0.5 million of other net charges.  Net income from normal operations for the first nine months of 2010 was $8.5 million, or $0.51 per diluted share.

James H. Dorton, Sr. Vice President and Chief Financial Officer commented, “As a percentage of net sales, cost of products sold of 82.6% was relatively flat with last year’s third quarter of 82.5%.  Cost of products sold for the first nine months of this year was 81.8% as compared to 80.8% for the same period last year.  The increase is attributed to raw material inflation and start-up costs at our Whirlaway operation.  Excluding these factors, cost of products sold for the first nine months of 2011 would have been 79.5%.”

Mr. Dorton continued, “Selling, general and administrative expenses were $7.5 million, or 7.4% of net sales for the third quarter of 2011, compared to $7.3 million, or 8.0% of net sales for the third quarter of 2010.  We reported SG&A expenses of $23.2 million, or 7.1% of net sales, for the first nine months of this year, compared to $22.4 million, or 8.3% of net sales for the comparable period last year. Throughout the third quarter and the first nine months of the year, we continued to further leverage our increased sales volumes and hold SG&A expenses as a percentage of sales below our historic levels.”

“Our debt, net of cash, was $78.3 million at September 30, 2011, an increase of $10.5 million over the December 31, 2010 amount of $67.8 million.  The increase in net debt for the first nine months of the year was due to the funding of working capital increases associated with higher sales volume coupled with the timing of the payment of accounts payable balances.  During the first nine months of the year, we have funded approximately $14.8 million, or 62% of our planned 2011 capital budget of $24.0 million for the year.”

“On September 30, 2011, we amended our $100 million revolving credit agreement agented by Keybank and our long-term agreement with Prudential Capital in order to adjust the fixed charge coverage ratio covenant.  This adjustment will provide a better correlation between current and expected levels of capital spending and other fixed charges with earnings before taxes, interest and depreciation (EBITDA).  The amendment also provides that we will assure the total outstanding amounts under the revolving credit agreement will be at least $10 million less than the total committed amount of $100 million during the period commencing September 30, 2011 and ending September 30, 2012.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “As expected, our third quarter was the weakest of the year, due to normal seasonality in our business, especially in Europe.  This year’s revenues were further negatively impacted in Europe due to weak demand in the automotive industry.  Demand for our products in the North America automotive and industrial, European industrial markets and the Asian automotive and industrial markets remained relatively strong.”

“At Whirlaway, we continued to make incremental quarter over quarter improvements in addressing start up manufacturing issues.  We have reduced the costs and the resulting losses recorded at Whirlaway as a result of these issues from $2.2 million in the first quarter of this year to $1.1 million in the second quarter to $0.5 million for the third quarter.  Importantly, we recorded a slight profit in the last two months of the third quarter.  We expect to operate slightly above breakeven levels for the remainder of the year and begin to return to normal levels of profitability in the first half of next year.”

Mr. Baty concluded, “Uncertainty in the global economic markets is expected to continue for the remainder of the year.  We are anticipating good levels of demand to continue for the North American automotive and industrial markets, the European industrial markets and the Asian markets with somewhat weaker demand in the European automotive industry.  Last quarter we increased our revenue guidance for the full year to a range of $435 million to $440 million from $420 million to $425 million based on customer orders and forecasts.  However, we now expect our fourth quarter revenues to be flat to slightly down sequentially to our third quarter revenues.  Accordingly, we now feel our full year revenues for 2011 will be closer to a range of $425 million to $430 million.  This lower forecast still exceeds our original revenue guidance provided at the beginning of the year of $405 million to $415 million and represents a significant improvement over full year revenues of $365 million in 2010.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $365 million in 2010.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Financial Tables Follow

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

                                                                                                                                                                                      Three Months Ended                         Nine Months Ended
                                                                                                                                                                                             September 30,                                    September 30,
	2011	2010	2011	2010

Net sales	$101,143	$90,996	$328,371	$269,029
Cost of products sold (exclusive of depreciation shown separately below)	83,575	75,066	268,530	217,403
Selling, general and administrative	7,498	7,316	23,184	22,357
Depreciation and amortization	4,298	4,189	12,624	15,152
(Gain) loss on disposal of assets	(23)	676	(20)	679
Restructuring and impairment charges	--	823	(209)	2,060
Income from operations	5,795	2,926	24,262	11,378

Interest expense	1,169	1,775	3,613	5,258
Write-off of unamortized debt issue cost	--	--	--	130
Other expense (income), net	(1,462)	1,407	(271)	(1,569)
Income (loss) before provision for income taxes	6,088	(256)	20,920	7,559
Provision for income taxes	1,386	752	4,886	3,221

Net income (loss)	$4,702	$(1,008)	$16,034	$4,338

Diluted income (loss) per common share	$0.28	$(0.06)	$0.95	$0.26

Weighted average diluted shares	17,061	16,526	16,954	16,537

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2011	December 31, 2010

Assets
Current assets:
Cash	$12,081	$5,556
Accounts receivable, net	72,988	63,331
Inventories, net	43,867	41,882
Other current assets	5,657	4,901
Total current assets	134,593	115,670

Property, plant and equipment, net	119,782	118,488
Goodwill and intangible assets, net	9,415	9,296
Other assets	5,188	5,101
Total assets	$268,978	$248,555

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$45,980	$55,549
Accrued salaries, wages and benefits	12,605	13,548
Current maturities of long-term debt	9,243	5,714
Other current liabilities	7,447	8,776
Total current liabilities	75,275	83,587

Non-current deferred tax liability	4,011	3,954
Long-term debt, net of current portion	81,129	67,643
Other	9,958	15,264
Total liabilities	170,373	170,448

Total stockholders’ equity	98,605	78,107

Total liabilities and stockholders’ equity	$268,978	$248,555

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$4,702	$0.28	$16,034	$0.95
Restructuring charges	--	--	(839)	(0.05)
Foreign exchange gain on intercompany loans	(1,357)	(0.08)	(203)	(0.02)
Net Income from normal operations	$3,345	$0.20	$14,992	$0.88

	Three Months Ended September 30, 2010		Nine Months Ended September 30, 2010
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income (Loss)	$(1,008)	$(0.06)	$4,338	$0.26
Restructuring charges	2,451	0.15	4,651	0.28
Foreign exchange (gain) loss on intercompany loans	1,326	0.08	(963)	(0.06)
Other charges	--	--	460	0.03
Net income from normal operations	$2,769	$0.17	$8,486	$0.51